Exhibit 10.2

EDDIE BAUER HOLDINGS, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

(Amended and Restated effective as of December 31, 2008)

Section	1. Introduction

1.1 Establishment and Purpose. Eddie Bauer Holdings, Inc. (the “Company”) hereby establishes the Eddie Bauer Holdings, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) to provide an opportunity for Eligible Persons (as defined in Section 2 hereof) designated by the Plan administrator described in Section 9 hereof (the “Administrator”) to defer receipt of all or a portion of their annual cash compensation and certain forms of equity compensation related to their performance of services for the Company or Affiliates that adopt this Plan for the benefit of Eligible Persons providing services to such Affiliate. The Plan is intended to attract and retain the services of qualified directors and key management employees and to provide a vehicle to encourage savings for retirement and to provide supplemental retirement income benefits for a select group of management and highly compensated employees through deferrals of compensation in excess of amounts that can be deferred under the Company’s tax-qualified retirement plans. This Plan is an amendment and restatement of the Plan that was originally adopted on the Effective Date.

1.2 Interpretation. For tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), this Plan is intended to qualify as an unfunded “top-hat” plan maintained primarily for the purpose of providing deferred compensation for a select group of directors, management or highly compensated employees and shall be interpreted accordingly. Notwithstanding any other provision herein, the Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall at all times be interpreted in accordance with such intent such that amounts credited to a Participant’s account shall not be taxable to such Participant until such amounts are paid to the Participant in accordance with the terms of the Plan. If any provision of the Plan would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits to the extent necessary to comply with Code Section 409A, and such provision shall otherwise remain in full force and effect. As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Plan, with respect to an election or amendment to change a time or form of payment under this Plan made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only with respect to payments that would not otherwise be payable in 2008, and shall not cause payments to be made in 2008 that would not otherwise be payable in 2008.

Section 2. Definitions

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

2.1 “Account” or “Accounts” means the record maintained by the Administrator to determine each Participant’s interest under this Plan, which shall be equal to the sum of a Participant’s Deferral Account and Company Contribution Account. The Account, and each other specified account, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan. Each Participant may have a Share Account or such other Investment Funds Accounts as the Administrator deems appropriate to determine the allocation of earning and loss equivalents pursuant to Section 5.3.

2.2 “Administrator” means the entity, individual or committee designated by the Board, responsible for the administration and interpretation of the Plan in accordance with Section 9. If no entity individual or committee is designated, the Administrator shall be the Board.

2.3 “Affiliate” means any entity under common control with the Company, within the meaning of Code Section 414(b), (c) or (m) and any “subsidiary” or “parent” corporation (within the meaning of Section 424 of the Code) of the Company, including an entity that becomes an Affiliate after the adoption of this Plan, or any other entity that the Board determines is otherwise controlled by, in control of, or under common control with the Company.

2.4 “Aggregated Plan” means any agreement, method, program or other arrangement with respect to which deferrals of compensation are treated, together with deferrals of Compensation under this Plan, as having been deferred under a single nonqualified deferred compensation plan under Section 1.409A-1(c)(2) of the Treasury Regulations.

2.5 “Beneficiary” or “Beneficiaries” means the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Administrator to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Administrator. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Administrator determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Administrator that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Administrator to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor, resides. If no parent is living and the Administrator decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

2.6 “Board of Directors” or “Board” means the Board of Directors of the Company or the Compensation Committee of the Board, acting on behalf of the Board.

2.7 “Bonus” means any cash incentive compensation payable to a Participant in addition to the Participant’s Salary prior to reduction for salary deferral contributions to any plans qualified under Section 401(k) or Section 125 of the Code.

2.8 “Code” means the Internal Revenue Code of 1986, as amended.

2.9 “Company” means Eddie Bauer Holdings, Inc. and any successor to all or substantially all of the Company’s assets or business that assumes the obligations under this Plan.

2.10 “Company Contribution Account” means the bookkeeping account maintained by the Administrator for each Participant that is credited with an amount equal to the Company Contribution Amount, if any, and earnings or losses pursuant to Section 5.3.

2.11 “Company Contribution Amount” means the amount described in Section 5.2.

2.12 “Company Stock” means the common stock, $0.01 par value per share of the Company.

2.13 “Compensation” means the Director Fees, Salary, Bonus and Equity Incentive Compensation that the Participant is entitled to for services rendered to the Company or an Affiliate.

2.14 “Deferral Account” means the bookkeeping account maintained by the Administrator for each Participant that is credited with amounts equal to (1) the portion of the Participant’s Salary that he or she elects to defer, (2) the portion of the Participant’s Bonus that he or she elects to defer, (3) the portion of the Participant’s Equity Incentive Compensation that he or she elects to defer, (4) the portion of the Participant’s Director Fees that he or she elects to defer, and (5) investment gains and losses pursuant to Section 5.3.

2.15 “Director Fees” means the quarterly retainer fee and meetings fees paid to non-employee directors in consideration for their service as members of the Board.

2.16 “Effective Date” means August 3, 2005. This amendment and restatement of the Plan is effective December 31, 2008.

2.17 “Eligible Person” means members of the Board, officers, selected management and other highly compensated employees of the Company or an Employer who are selected by the Administrator, in its sole discretion, to participate in the Plan.

2.18 “Employer(s)” means the Company and/or any of its Affiliates that with the consent of the Board have adopted the Plan for the benefit of their respective employees who are Eligible Persons.

2.19 “Enrollment Form” means the form executed by the Participant and the Employer that sets forth the Participant’s deferral elections, payment form and timing, Beneficiary designation, and other specifications of this Plan applicable to the Participant.

2.20 “Equity Incentive Compensation” means a Restricted Stock Unit Award granted under the terms of the Eddie Bauer Holdings, Inc. 2005 Stock Incentive Plan (or any successor plan), provided such Award (or such portion thereof that is treated as a separate payment) is subject to a substantial risk of forfeiture at the time it is granted. A Participant may make a one-time election to defer the timing of the payment of a Restricted Stock Unit Award and have such amount paid in the form of Company Stock at a later date pursuant to the terms of this Plan, subject to the following terms and conditions:

2.20.1 The deferral election must be made not later than 30 days after the grant of the Award;

2.20.2 The portion of the Restricted Stock Unit Award that is the subject of the deferral election must require the Participant to provide services for a period of at least 12 months from the grant date of the Restricted Stock Unit Award in advance of the earliest Vesting Date at which the forfeiture condition could lapse, other than a lapse of the forfeiture condition that occurs earlier in the event of death, disability or a change in control (as such terms are defined in the Restricted Stock Unit Award); and

2.20.3 If death, disability, or a change in control occurs and the forfeiture event lapses prior to 12 months from the grant date of the Restricted Stock Unit Award, the deferral election may be given effect only if the deferral election satisfies the requirements of Section 1.409A-2 of the Treasury Regulations without regard to paragraph (a)(5) thereof.

2.21 “Financial Hardship” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, Beneficiary or a dependent (as defined in Section 152(a) of the Code, without regard to Section 152(b)(1), (b)(2), or (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute a Financial Hardship will depend upon the facts of each case and will be determined by the Administrator in its sole discretion, but distributions on account of Financial Hardship may not be made to the extent such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause a severe financial hardship; or (iii) by cessation of deferrals under the Plan.

2.22 “Investment Funds” means the mutual funds, insurance policies, investment indexes or other measures of investment performance identified by the Administrator that shall be used to determine the Investment Return increments to be credited to each Participant’s Account. The Investment Funds may be changed by the Administrator, in its sole discretion, from time to time. The Administrator may discontinue, substitute or add an Investment Fund at any time.

2.23 “Investment Return” means, for each Investment Fund, an amount equal to the net investment performance of such Investment Fund for each reporting period, as determined by the Administrator.

2.24 “Participant” means any Eligible Person (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan in accordance with Section 4.2, (iii) who signs an Election Form and a Beneficiary Designation Form, (iv) whose signed Election Form and Beneficiary Designation Form are accepted by the Administrator, (v) who commences participation in the Plan, and (vi) whose Plan participation has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

2.25 “Plan” means the Eddie Bauer Holdings, Inc. Nonqualified Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

2.26 “Plan Year” means the 12 consecutive month period beginning on January 1 and ending on December 31.

2.27 “Salary” or “Salaries” means the Participant’s base salary prior to reduction for any salary deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code.

2.28 “Separation from Service” means a Participant’s termination from employment with the Company and its Affiliates and termination of service as a member of the Board, provided that such termination qualifies as a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations.

2.29 “Share Account” means the record maintained by the Administrator, for bookkeeping purposes only, of a hypothetical number of shares of Company Stock that the Account is deemed to be invested in. The Participant’s interest in the Share Account may consist of amounts allocated to the Participant’s Deferral Account and Company Contribution Account and shall be expressed in the form of whole and fractional shares of Company Stock.

2.30 “Specified Employee” means a Participant who, as of the date of the Participant’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), is a “Key Employee” of the Company at a time when any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this definition, a Participant is a “Key Employee” if the Participant meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the Testing Year. If a Participant is a “Key Employee” (as defined above) as of a Specified Employee Identification Date, the Participant shall be treated as “Key Employee” for the entire twelve (12) month period beginning on the Specified Employee Effective Date. The Specified Employees shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i).

2.31 “Specified Employee Effective Date” means the April 1 following the Specified Employee Identification Date.

2.32 “Specified Employee Identification Date”, for purposes of Treasury Regulation Section 1.409A-1(i)(3), means December 31. The “Specified Employee Identification Date” will apply to all “nonqualified deferred compensation plans” (as defined in Treasury Regulation Section 1.409A-1(a)) of the Company and all affected Affiliates.

2.33 “Testing Year” means the twelve (12) month period ending on the Specified Employee Identification Date.

Section	3. Eligibility

Only those Eligible Persons selected by the Administrator may participate in the Plan. The Eligible Persons shall include those directors, officers and other members of a “select group of management or highly compensated employees” as described in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA who are providing services to the Company or an adopting Affiliate and who have been selected by the Administrator in its sole discretion to participate in the Plan.

Section	4. Deferral of Compensation

4.1 Deferrable Compensation. Eligible Persons shall have the right to defer a portion of the following types of compensation in accordance with any rules or policies that may be established by the Administrator hereunder:

4.1.1 Director Fees,

4.1.2 Salary,

4.1.3 Bonus, and

4.1.4 Equity Incentive Compensation.

4.2 Deferral Election. An Eligible Person shall be permitted to submit an election form (the “Election Form”) to the Administrator specifying the portion of Compensation, if any, that such employee wishes to defer. The deferred amounts shall be subject to all applicable employment taxes that must be withheld under applicable law. Any such election shall be irrevocable and, except as permitted for Equity Incentive Compensation deferrals, shall be made no later than December 31 of the calendar year that precedes the calendar year with respect to which the compensation shall be earned. In the case of the first year in which an Eligible Person becomes eligible to participate in the Plan (including for this purpose, any Aggregated Plan), such irrevocable election may be made with respect to services to be performed subsequent to the election within 30 days after the date the Eligible Person becomes eligible to participate in the Plan; provided, however, that the portion of Compensation that is deferrable may be limited based upon the application of Section 409A of the Code. The Company shall deduct from the Participant’s Compensation the portion that such Participant elects to defer and credit the deferred amount to an account established in accordance with Section 5.1 hereof. A Participant may change his or her deferral amount or percentage(s) for any calendar year only by filing a new election form with the Administrator prior to the beginning of such year. Notwithstanding any other provision of the Plan to the contrary, the Administrator may unilaterally restrict the maximum amount that a Participant may defer under the Plan for any reason.

Section	5. Accounts

5.1 Establishment of Accounts. The Company shall establish on its books a bookkeeping account (the “Account”) with respect to each Participant who elects to defer pursuant to Section 4.2 hereof and shall credit to such Account the amounts deferred by the Participant pursuant to Section 4.2. Such credit shall be made on the date that such compensation would have been paid to the Participant, but for the election to defer pursuant to Section 4.2.

5.2 Discretionary Contributions. Any Employer may make a discretionary allocation to the Company Contribution Account for one or more Participants in an amount determined by the Employer. The Company Contribution Amount may be a fixed dollar amount, a percentage of compensation or a matching contribution specified by the Employer in its sole discretion. Any such Company Contribution Amount may be made on a basis elected by the Employer, which need not be consistent from year to year or among Participants for any year. The Employer may determine whether any Company Contribution Amount is subject to a vesting schedule and the time or times when such allocations will be vested in whole or in part. The Administrator, in its sole discretion, may determine whether any Company Contribution Amounts will be allocated to the Share Account or to the Investment Funds.

5.3 Crediting of Earnings Equivalents. The Account of a Participant shall be deemed to be allocated in multiples that are determined by the Administrator from time to time in accordance with the Participant’s investment election, among the Investment Funds, as if invested in the applicable Investment Fund as of the date the compensation would otherwise have been paid. Such investment election may be changed by written notice to the Administrator (or, if applicable, the outside administrator of the Plan) with such frequency as the Administrator may determine from time to time. The balance credited to such Accounts shall be adjusted from time to time to reflect the Investment Return of the applicable Investment Fund. The Administrator is not obligated to honor any Participant’s investment election. The Administrator, in its sole discretion, may determine that any Company Contribution Amount will be allocated to the Share Account or to any other applicable Investment Fund and with respect to the amounts allocated to the Share Account will designate whether such amounts will be distributed in the form of cash or Company Stock. The number of hypothetical shares of Company Stock allocated to the Share Account hereunder that are designated to be distributed in the form of Company Stock will be treated as a grant of Restricted Stock Units under the terms of the Company’s 2005 Stock Incentive Plan for purposes of determining the number of shares of common stock available for awards under the 2005 Stock Incentive Plan. Any deferral of Director Fees or Company Contribution Amounts allocated to the Share Account shall be allocated as a number of hypothetical shares of Company Stock determined by dividing the amount allocated by the fair market value of a share of Company Stock on the date such deferred amount otherwise would have been paid. Deferrals other than Director Fees and Equity Incentive Compensation may not be allocated to the Share Account unless specifically approved by the Administrator at the date of deferral.

5.4 Account Statements. Each Participant shall receive a periodic statement of his or her Account balance from time to time as determined by the Administrator.

Section	6. Payment of Benefits

6.1 Election of Time of Payment. Each Participant, at the time he or she makes the irrevocable deferral election pursuant to Section 4.2 hereof, shall also, by filing the Election Form, elect the date(s) as of which he or she wishes the amounts in his or her Account attributable to the applicable deferral to be paid, which date(s) shall be among the available date(s) prescribed by the Administrator in its sole discretion on the Election Form. Such election shall become irrevocable at the same time as the Participant’s deferral election pursuant to Section 4.2.

6.2 Election of Form of Distribution of Benefits. Each Participant, at the time he or she makes the irrevocable deferral election pursuant to Section 4.2 hereof, shall also, by filing the Election Form, elect the form of distribution in which he or she wishes the amounts in his or her Account attributable to the applicable deferral to be paid with respect to each payment date selected by the Participant. Except as otherwise provided herein, such Account may be distributed either in a lump sum payment or in annual installments as prescribed by the Administrator in its sole discretion on the Election Form. If the payment is to be made at Separation from Service, the Participant may elect annual installments over a period of 5, 10, or 15 years, except that if at any time on or after distribution commences the aggregate value of the Participant’s Account balance, together with the Participant’s account balances under all Aggregated Plans, is not more than the applicable dollar amount under Section 402(g)(1)(B) of the Code at the beginning of any Plan Year, the Administrator may require that such benefit be distributed in a lump sum; provided that such distribution shall result in the concurrent termination and liquidation of the entirety of the Participant’s interest under this Plan and all Aggregated Plans. If a transfer of Company Stock is made prior to Separation from Service, the number of annual installments may not exceed 5 years. In the absence of a payment election, the default form of distribution shall be a lump sum. If more than one installment is contemplated, each such payment shall be determined by dividing the value of the Account immediately prior to the payment by the number of years remaining in the term of payment. Any undistributed portion of the Participant’s Account shall remain subject to all of the terms of the Plan. Any election pursuant to this Section 6.2 shall become irrevocable at the same time as the Participant’s deferral election pursuant to Section 4.2 hereof.

6.3 Death after Benefit Commencement. If the distribution of an Account to a Participant has commenced in installments and such Participant dies before all installments are paid, the undistributed Account balance shall be distributed in a lump sum to the Beneficiary as soon as practicable within 90 days following the date of the Participant’s death.

6.4 Distribution in Accordance with Election. Except as provided under Sections 6.5 and 6.6 hereof, the Employer will pay (or the Administrator will cause to be paid) to the Participant in the form elected pursuant to Section 6.2, within 60 days after the date elected pursuant to Section 6.1 hereof (without permitting the Participant to designate the year of such payment), an amount equal to the portion of the Participant’s Account balance attributable to the applicable deferral election (as adjusted for the allocable equivalent of earnings and losses pursuant to Section 5.2 hereof), valued as of the business day coinciding with or last preceding the date elected by the Participant pursuant to Section 6.1.

6.5 Distribution by Reason of Separation from Service. In the event of the Participant’s Separation from Service, for any reason or due to the Participant’s death, in either case prior to the date elected pursuant to Section 6.1 hereof, the Company shall pay (or cause to be paid) to the Participant or, in the event of his or her death, to his or her Beneficiary, an amount equal to the Participant’s Account balance valued as of the fifth business day following the Participant’s Separation from Service or death. Unless otherwise elected pursuant to Section 6.2, payments shall be made in one lump sum within 60 days after the valuation date (without permitting the Participant or Beneficiary to designate the year of such payment), as determined by the Administrator in accordance with this Section 6.4. The Participant’s Account shall cease to be credited with the equivalent of earnings and losses as set forth in Section 5.3 hereof after the valuation date.

6.6 Hardship Distributions. Notwithstanding anything herein to the contrary, a Participant may request and receive a hardship distribution of all or any portion of his or her Account balance provided the Participant is able to demonstrate, to the satisfaction of the Administrator, that he or she has suffered a Financial Hardship. A hardship distribution request must be submitted in writing to the Administrator and is subject to rules established by the Administrator governing hardship distributions. The amount distributed shall not exceed the lesser of (i) the Participant’s Account balance, or (ii) the amount reasonably necessary to satisfy the Participant’s Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The determination of amounts reasonably necessary to satisfy a Financial Hardship shall take into account any additional compensation that is available to the Participant as a result of the cancellation of a deferral election upon payment of the distribution. No hardship distribution may be made prior to the time the Administrator approves the distribution. If a hardship distribution is made, such distribution shall be made from the portion of the Participant’s Account attributable to deferrals with an earlier payment date before distributions are made from any portion attributable to deferrals with a later payment date.

Section	7. Rights Unsecured; Subordination

7.1 Unsecured Creditor. The rights of a Participant or his or her Beneficiary to benefits under the Plan shall be solely those of an unsecured general creditor of the Company. The Plan constitutes a mere promise by the Company to make benefit payments in the future. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA. Any asset acquired or held by the Company in connection with the Company’s liabilities under the Plan shall not be deemed to be security for the performance of the Company’s obligations pursuant to the Plan, but shall be and remain part of the general assets of the Company.

7.2 Subordination to Other Creditors. Anything in the Plan to the contrary notwithstanding, the Company may, in its sole discretion, subordinate the rights of Participant and their Beneficiaries to any payments under the Plan to claims of any other creditors of the Company.

Section	8. Nonassignability

The rights and interests of a Participant and his or her Beneficiary to benefit payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary, and any such rights and interests under the Plan shall not be liable for or subject to any obligation or liability of the Participant or Beneficiary.

Section	9. Administration

The Plan shall be administered by, and in the sole discretion of the Administrator, which by vote of a majority of the persons acting as or on behalf of the Administrator, may establish such rules and regulations as it deems necessary, make amendments in a manner consistent with Section 14 of this Plan, interpret the Plan, make factual findings and determinations, and otherwise make all determinations and take such action in connection with the Plan as it, in it’s sole discretion deems appropriate. The decisions of the Administrator shall be final, conclusive and binding upon all parties and no member of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan and Awards under it. The Administrator and each person to whom duties and responsibilities have been delegated shall be indemnified and held harmless by the Company against all claims, liabilities, fines, and penalties, and all expenses reasonably incurred by or imposed upon such individuals (including but not limited to reasonable attorneys’ fees) which arise as a result of actions or failure to act in connection with the operation, administration and grant of Awards under the Plan. Any person acting as or on behalf of the Administrator who is a Participant in the Plan shall abstain from any determination under the Plan with respect to his or her own participation. Any determination required under the Plan with respect to a member of the Administrator shall be made by the other members of the Administrator, unless the Administrator consists of a single individual, in which case the determination shall be made by the Company’s Board.

Section	10. Claims Procedure; Arbitration

10.1 General.

10.1.1 Claims. Claims for benefits, benefit determinations, appeals and reviews of any adverse benefit determination and all associated notifications shall, at a minimum, comply with Section 503 of ERISA and the applicable provisions of 29 C.F.R. § 2560.503-1 (“ERISA Regulations”).

10.1.2 Claims Administrator. The Claims Administrator shall be designated by the Administrator. The Administrator reserves the right to change the Claims Administrator from time to time and to designate a special Claims Administrator when deemed necessary to avoid a conflict of interest.

10.2 Claims Denial.

10.2.1 Claim for Benefits. If a Participant or Beneficiary (hereunder “Applicant”) does not receive timely payment of any benefits which Applicant believes are due and payable under the Plan, Applicant may file a claim for benefits by notifying the Administrator in writing. The Administrator may require any Applicant to submit an application therefor in writing to the Claims Administrator or to any officer of the Company, together with such other documents and information as the Claims Administrator may require.

10.2.2 Notification of Benefit Determination. The Claims Administrator will notify the Applicant of a benefit determination in writing within a reasonable time. Notification that a claim is wholly or partially denied will normally be given no later than 90 days after receipt of the claim. The notice shall (1) specify the reasons for the adverse decision, (2) refer to the specific provisions of the Plan on which the decision is based, (3) describe any additional material necessary to complete the claim and the reasons that such material is necessary, (4) describe the appeal and review procedures and the applicable time limits, and (5) inform the Applicant of the right to bring a civil action following review. Should special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Applicant prior to the expiration of the initial ninety (90) day period. The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered. In no event shall the period of the extension exceed ninety (90) days from the end of the initial ninety (90) day period. Claims not acted upon within the time prescribed herein shall be deemed denied for purposes of proceeding to the review stage.

10.3 Appeal and Review of Denied Claims.

10.3.1 Review. An Applicant is entitled to have an adverse benefit determination reviewed by the Administrator (the “Named Fiduciary”). The request for review must be in writing and filed with the Claims Administrator no later than 60 days following the Applicant’s receipt of the adverse determination. The Applicant may submit written comments and other information and documents relating to the claim, and have reasonable access to and receive copies of all documents and information relevant to the claim. The Applicant may request a hearing. The Claims Administrator will promptly forward the request for review and the claim file to the Named Fiduciary. The decision of the Named Fiduciary shall be made promptly, and not later than sixty (60) days after the Named Fiduciary’s receipt of a request for review, unless special circumstances require an extension of time for processing. In such a case, a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review.

10.3.2 Named Fiduciary. The Named Fiduciary shall not be the Claims Administrator nor subordinate to the Claims Administrator. The Board of Directors reserves the right to change the Named Fiduciary from time to time, and to designate a special Named Fiduciary for appeals when deemed necessary.

10.3.3 Review Procedure. The Named Fiduciary has the discretion to decide all questions regarding relevance and reasonable access under Section 10.3.1 hereof. In addition, the Named Fiduciary has the discretion as to whether a hearing shall be held. The Named Fiduciary will afford no deference to the Claims Administrator’s decision, and will insure a full and fair review de novo.

10.3.4 Notification of Benefit Determination on Review. The Named Fiduciary’s decision will be in writing and sent to the Claims Administrator. The Claims Administrator will then notify the Applicant either by hand delivery or by first class mail within a reasonable time, and normally not later than 60 days after receipt of the claim for review. If the Named Fiduciary issues an adverse benefit decision to the Participant or his Beneficiary, the decision shall (1) specify the reasons for the decision, (2) refer to specific plan provisions on which the decision was based, (3) inform the Applicant of the right to review all information reviewed by the Named Fiduciary, even information not relied on in making the decision, and (4) inform the Applicant of the right to bring a civil action pursuant to the arbitration provisions of Section 10.5.

10.4 Exhaustion of Remedies. No legal action for benefits under the Plan may be brought unless and until the Applicant has exhausted his remedies under this Section 10.

10.5 Arbitration. Subject to prior completion of the claims procedure described above, any claim or controversy arising under the Plan shall be settled by arbitration before a single arbitrator to be held in King County Washington in accordance with the Commercial Rules of Arbitration of the American Arbitration Association (the “Rules”), and any judgment upon the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof. The arbitrator shall be selected in accordance with the Rules.

Section	11. Enforceability, Successors

The obligations of the Employers under the Plan shall inure to the benefit of, and be enforceable by, a Participant and such Participant’s Beneficiary, personal representatives, distributees and legatees, and shall be binding upon the successors of the Company or an adopting Employer with respect to its employees who are Participants.

Section	12. Communications

All communications by a Participant or Beneficiary to the Administrator relating to the Plan shall be in writing and shall be directed to the Plan representative designated by the Administrator.

Section	13. Taxes and Withholding

All payments made hereunder to a Participant or his or her Beneficiary shall be subject to the withholding of such amounts by the Company as it reasonably may determine it is required to withhold pursuant to any applicable federal, state, local or foreign law or regulation. Neither the Administrator nor the Company make any commitment or guarantee that any amounts subject to deferral under the Plan will be excludable from a Participant’s gross income for federal, state, local or foreign income tax purposes, or that any other federal, state, local or foreign income or social security tax treatment will apply to or be available to any Participant.

Section	14. Amendment

The Administrator may from time to time and in its sole discretion amend the Plan in writing with respect to all Eligible Persons or with respect to any single Eligible Person or group of Eligible Persons, and any such amendment shall be binding upon the Company, Eligible Persons and Beneficiaries. Notwithstanding the foregoing sentence, if any amendment of the Plan adversely affects the amounts payable to a Participant on account of his or her Account balance that has already accrued, such amendment shall not become effective with respect to such accrued Account balance unless the Participant either gives his or her consent or fails to object to such amendment in a writing delivered to the Administrator within 30 days after receiving notice thereof. Any Eligible Person’s participation in the Plan may, at the discretion of the Administrator, be on terms that differ from the provisions of the Plan. Any such differing terms shall be in a writing signed by a member of the Administrator or his or her authorized delegate.

Section	15. Termination of the Plan

15.1 Generally. The Administrator or the Board may at any time suspend or terminate the Plan, and any such suspension or termination shall be binding upon Eligible Persons, Participants and Beneficiaries.

15.2 Cessation of Future Deferrals. In the event of the termination of the Plan, effective as of the date of termination, as determined by the Administrator, the deferral elections of Participants under Section 4.2 hereof shall automatically expire and no further deferrals may be made under the Plan.

15.3 Distribution of Accounts. On termination of the Plan, the Account of each Participant shall be paid their Account balance in a lump sum payment as follows:

15.3.1 If the termination of the Plan is (i) within 12 months of a corporate dissolution taxed under Section 331 of the Code, or (ii) has been approved by a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), such payment will occur and be included in the Participants’ gross incomes in the later of the calendar year in which the Plan termination occurs or the first calendar year in which the payment is administratively practicable.

15.3.2 If the termination of the Plan is within the 30 days preceding or the 12 months following a change in control event (as defined Section 1.409A-3(i)(5) of the Treasury Regulations) and all Aggregated Plans are terminated, such payment will occur within 12 months of the date the Administrator or the Board irrevocably takes all necessary action to terminate the Plan.

15.3.3 Provided the termination does not occur proximate to a downturn in the financial health of the Company and the Plan and all Aggregated Plans are terminated, such payment will occur not earlier than 12 months after the date the Administrator or the Board irrevocably takes all necessary action to terminate the Plan and not later than 24 months after such date; provided, however, neither the Company nor any adopting Employer may adopt a new plan that would be an Aggregated Plan (if the Plan was still in effect) at any time within three years following the date the Administrator or the Board irrevocably takes all necessary action to terminate the Plan. In the event the termination occurs proximate to a downturn in the financial health of the Company, the payment shall occur at the time and in the form specified in the Election Form at the time of the Participants’ irrevocable deferral elections.

Section	16. Plan Not an Employment Agreement, No Right to Awards

The Plan shall not constitute an agreement or contract of employment and shall not be construed to limit in any way the right of the Company and its Affiliates to terminate an Eligible Person’s employment as freely and with the same effect as if the Plan were not in effect.

Section	17. Section 409A

17.1 Delayed Distribution. If a Participant is a Specified Employee on the date of Separation from Service, the payments under this Plan shall be delayed in order to comply with Section 409A(a)(2)(B)(i) of the Code, and such delayed payments shall be paid or distributed to such Participant during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of such Participant’s Separation from Service, or (ii) the date of the Participant’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section shall be paid to the Participant (or your estate, in the event of your death) in a lump sum payment. Any remaining payments due under the Plan shall be paid as otherwise provided in the Plan.

17.2 General Provisions. Participants shall not, directly or indirectly, designate the taxable year of a payment made under this Plan, other than at the time the deferral election is made. The portion of any payment under this Plan that is paid within the short-term deferral period (within the meaning of Code Section 409A and Treas. Regs. §1.409A-1(b)(4)) shall be treated as a short term deferral and not aggregated with other plans or payments. Any amount that is paid as a short-term deferral within the meaning of Treas. Regs. §1.409A-1(b)(4) shall be treated as a separate payment. Payment dates provided for in this Plan shall be deemed to incorporate “grace periods” within the meaning of Code Section 409A. Neither the Company or any Affiliate guarantees or warrants the tax consequences of this Plan and, except as specifically provided to the contrary in this Plan, Executive shall, in all cases, be liable for any taxes due as a result of this Plan.

Section	18. Governing Law

The Plan shall be governed by, and construed in accordance with, the laws of the State of Washington, without regard to principles of conflicts of law.

Section	19. Execution

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the Plan as of the date specified below.

[Signature Page Follows]

IN WITNESS WHEREOF, upon authorization of the Board of Directors, the undersigned has caused this amendment and restatement of the Eddie Bauer Holdings, Inc. Nonqualified Deferred Compensation Plan to be executed this 31st day of December, 2008.

EDDIE BAUER HOLDINGS, INC.

By:	/s/ Freya R. Brier
Freya Brier, Senior Vice President & General Counsel